Exhibit 10.2

Execution Version

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made as of the 9th day of May, 2019 between Hospitality Investors Trust, Inc. (the “Company”) and Edward T. Hoganson (“Executive”).

WHEREAS, Executive and the Company entered into an Employment Agreement dated as of March 31, 2017 (as amended effective as of August 10, 2017, the “Employment Agreement”); and

WHEREAS, on April 24, 2019 (the “Notice Date”), Executive notified the Company of his intent to terminate his employment with the Company, which will constitute a termination of employment by Executive Without Good Reason (as defined in the Employment Agreement) within the meaning of the Employment Agreement, effective as of May 28, 2019 (the “Termination Date”); and

WHEREAS, the Company and Executive desire to settle all rights, duties and obligations between them, including without limitation all such rights, duties, and obligations arising under the Employment Agreement or otherwise out of Executive’s employment by the Company and the termination of Executive’s employment with the Company.

NOW THEREFORE, intending to be legally bound and for good and valid consideration the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           TERMINATION.

(a)       Executive acknowledges and agrees that his last day of employment with the Company will be the Termination Date. Executive acknowledges that the Termination Date will be the termination date of his employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company or any of its affiliates and that the Company and its affiliates will have no obligation to rehire Executive, or to consider him for employment, after the Termination Date. Effective as of the Termination Date, Executive hereby resigns, to the extent applicable, (i) as an officer of the Company and any of its affiliates, (ii) as a member of the board of directors of the Company and any of its affiliates, (iii) from any entity with respect to which Executive serves at the request of the Company and (iv) as a fiduciary of any benefit plan of any of the foregoing. Executive agrees to promptly execute and deliver such other documents as the Company will reasonably request to evidence such resignations. In addition, Executive agrees and acknowledges that the Termination Date will be the date of his termination from all other offices, positions, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any of its affiliates.

(b)       Except as expressly modified by this Agreement, the terms and conditions of Executive’s full-time employment with the Company (including Executive’s base salary and Executive’s eligibility to participate in certain of the Company’s employee benefit plans and programs) for the period from the Notice Date to the Termination Date (such period, the “Transition Period”) shall continue, subject to the terms and conditions of the Employment Agreement; provided, however, that except as described in Section 2, below, Executive shall not be eligible for an Annual Bonus or LTIP Annual Award (as each is defined in the Employment Agreement) with respect to the 2019 fiscal year or any other period. During the Transition Period, Executive agrees to assist in the transition of Executive’s duties and responsibilities to his successor and to perform such other tasks consistent with his position, in each case, as requested by the Company. In connection with Executive’s termination of employment with the Company, Executive will be paid the Accrued Amounts (as defined in the Employment Agreement) in accordance with the terms of the Employment Agreement.

2.          SEVERANCe. Assuming Executive executes this Agreement and does not revoke it within the time period specified in Section 8 below, then subject to Section 4 below, as well as Executive’s execution of a supplemental release of claims reaffirming Executive’s releases and covenants hereunder as of such date on or within thirty (30) days following the Termination Date in substantially the form attached hereto as Exhibit A (the “Supplemental Release”), Executive will be entitled to severance consisting of a lump sum amount in cash equal to $49,005.50 (the “Severance Benefits”), payable within thirty (30) days of the Termination Date, less applicable withholding deductions. Executive acknowledges and agrees that the Severance Benefits exceed any payment, benefit, or other thing of value to which Executive might otherwise be entitled under any policy, plan or procedure of the Company or any of its affiliates and/or any agreement between Executive and the Company or any of its affiliates.

3.          RELEASE. In consideration for the Severance Benefits:

(a)       Executive, on behalf of himself and anyone who could make a claim on his behalf (including but not limited to his heirs, executors, administrators, trustees, legal representatives, successors and assigns) (hereinafter referred to collectively as “Releasors”), knowingly and voluntarily fully and unconditionally forever releases, acquits and discharges the Company, and any and all of its past and present owners, parents, affiliated entities, divisions, subsidiaries and each of their respective past, present and future stockholders, members, predecessors, successors, assigns, managers, agents, directors, officers, employees, representatives, attorneys, trustees, assets, employee benefit plans or funds and plan fiduciaries, any of its or their successors and assigns, and each of them whether acting on behalf of the Company or in their individual capacities (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, against them which any Releasor ever had, now has or at any time hereafter may have, own or hold by reason of any matter, fact, or cause whatsoever, including Executive’s employment with the Company and the termination of such employment, from the beginning of time up to and including the Effective Date (as defined below) (hereinafter referred to as the “Claims”), including without limitation: (i) any Claims arising out of or related to any federal, state and/or local laws relating to employment, including, without limitation, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, the Civil Rights Act of 1991, the Equal Pay Act, the Immigration and Reform Control Act, the Uniform Services Employment and Re-Employment Act, the Rehabilitation Act of 1973, Executive Order 11246, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Worker Adjustment Retraining and Notification Act, the New York State Human Rights Law, the New York City Human Rights Law, the New York Executive Law, the New York City Administrative Code, the New York State Worker Adjustment and Retraining Notification Acts, the New York Civil Rights Law, the New York Workers’ Compensation Law, the New York Labor Law, the Virginia Human Rights Act, the Virginia Equal Pay Act, the Virginians with Disabilities Act, the Virginia Genetic Testing Law, the Virginia Occupational Safety and Health Act, the Virginia Minimum Wage Act, the Virginia Payment of Wage Law, the Virginia Prevention of Employment Law, Virginia Workers’ Compensation Retaliation Law, and the Virginia Right to Work Law and any similar New York City, New York State, Commonwealth of Virginia or other state or federal statute, each as they may be or have been amended from time to time, and any and all other federal, state or local laws, regulations or constitutions covering the same or similar subject matters; and (ii) any and all other of the Claims arising out of or related to any contract, any and all other federal, state or local constitutions, statutes, rules or regulations, or under any common law right of any kind whatsoever, or in regard to any personal or property injury, or under the laws of any country or political subdivision, including, without limitation, any of the Claims for any kind of tortious conduct (including but not limited to any claim of defamation or distress), breach of the Employment Agreement, violation of public policy, promissory or equitable estoppel, breach of the Company’s policies, rules, regulations, handbooks or manuals, breach of express or implied contract or covenants of good faith, wrongful discharge or dismissal, and/or failure to pay in whole or part any compensation, bonus, incentive compensation, overtime compensation, severance pay or benefits of any kind whatsoever, including disability and medical benefits, back pay, front pay or any compensatory, special or consequential damages, punitive or liquidated damages, attorneys’ fees, costs, disbursements or expenses, or any other claims of any nature; and all claims under any other federal, state or local laws relating to employment, except in any case to the extent such release is prohibited by applicable federal, state and/or local law.

(b)       Executive acknowledges that he is aware that he may later discover facts in addition to or different from those which he now knows or believes to be true with respect to the subject matter of this Agreement, but it is his intention to fully and finally forever settle and release any and all matters, disputes, and differences, known or unknown, suspected and unsuspected, which now exist, may later exist or may previously have existed between the Releasors and the Releasees or any of them, and that in furtherance of this intention, Executive’s general release given herein will be and remain in effect as a full and complete general release notwithstanding discovery or existence of any such additional or different facts.

(c)       Executive represents that neither he nor any other Releasor has filed or permitted to be filed, and will not file, against the Releasees, any arbitration or lawsuit against the Releasees arising out of any matters set forth in Section 3(a). If Executive or any Releasor has or should file an arbitration or lawsuit, Executive agrees to remove, dismiss or take similar action to eliminate such arbitration or lawsuit or similar action within five (5) days of signing this Agreement.

(d)       Nothing in this Agreement shall prohibit Executive from filing a charge with, providing information to or cooperating with any governmental agency and in connection therewith obtaining a reward or bounty, but Executive agrees that should any person or entity file or cause to be filed any civil action, suit, arbitration, or other legal proceeding seeking equitable or monetary relief concerning any claim released by Executive herein, neither the Executive nor any Releasor shall seek or accept any such damages or relief from or as the result of such civil action, suit, arbitration, or other legal proceeding filed by Executive or any action or proceeding brought by another person, entity or governmental agency. In addition, nothing in this Agreement or otherwise shall be construed to prohibit Executive from reporting possible violations of federal or state law or regulations to any governmental agency or entity or self-regulatory organization, including but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress and any agency Inspector General, or making other disclosures that are protected under the whistleblower or other provisions of any applicable federal or state law or regulations (it being understood that Executive does not need the prior authorization of the Company to make any such reports or disclosures or to notify the Company that Executive has made such reports or disclosures).

(e)       This Agreement does not release, waive or give up any claim to the Severance Benefits or for workers’ compensation benefits, indemnification rights, coverage under the Company’s directors and officers insurance policy, rights as a stockholder of the Company, rights under any outstanding equity awards, claims under this Agreement, vested retirement or welfare benefits Executive may be entitled to under the terms of the Company’s retirement and welfare benefit plans, as in effect from time to time, or any right to unemployment compensation that Executive may have. For the avoidance of doubt, Executive’s existing rights under Executive’s indemnification agreement with the Company and coverage under the Company’s directors and officers insurance policy following the Termination Date shall not be altered, modified or reduced in any way solely due to the execution of this Agreement.

(f)       Executive affirms and represents that he has not complained of and is not aware of any ongoing fraudulent activity that Executive has not reported to the Company in writing. Executive also affirms and represents that he has not been retaliated against for reporting any allegations of wrongdoing by any Releasee, including any allegations of corporate fraud. Both parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or to participate in an investigative proceeding of any federal, state or local governmental agency.

4.          COVENANTS.

(a)       Executive hereby confirms and agrees that he remains subject to the terms of Article V of the Employment Agreement (as modified hereby) in accordance with the terms thereof during employment and thereafter for the period set forth therein, and agrees to abide by their terms and his duty of loyalty and fiduciary duty to the Company under applicable statutory or common law. For purposes of this Agreement, the term “Restricted Period” as used in Article V of the Employment Agreement shall mean the twelve (12)-month period commencing on the Termination Date. Notwithstanding the foregoing, it is understood and agreed that there shall be no breach of the provisions of Section 5.4 (Non-Competition) of the Employment Agreement solely by virtue of Executive’s employment with Crestline Resorts & Hotels, LLC (“Crestline”), nor shall there be a breach of Section 5.5 (Non-Solicitation of Employees) of the Employment Agreement by virtue of Crestline’s general solicitations and job postings not specifically targeted to any Company employee (with no violation hereof resulting from Crestline hiring any employee who responds thereto), nor shall there be a breach of Section 5.6 (Non-Solicitation of Clients/Investors) of the Employment Agreement by virtue of Crestline’s general advertisements and marketing not specifically targeted to any client or investor of the Company or its Affiliates (as defined in the Employment Agreement).

(b)       The Company hereby confirms and agrees that it remains subject to the terms of Section 5.7 (Non-Disparagement) of the Employment Agreement (as modified hereby) in accordance with the terms thereof.

(c)       Executive represents that he has returned or, no later than the Termination Date he will return, to the Company all property belonging to the Company and the other Releasees.

5.          NO RELIANCE. Executive acknowledges and agrees that he is not relying on any representations made by the Company or any other Releasee regarding this Agreement or the implication thereof.

6.          MISCELLANEOUS PROVISIONS.

(a)       This Agreement, the Employment Agreement and the Supplemental Release contain the entire agreement between the Company and Executive and, except as specifically set forth in this Agreement, the Employment Agreement or the Supplemental Release, supersedes any and all prior agreements, arrangements, negotiations, discussions or understandings between the Parties relating to the subject matter hereof. No oral understanding, statements, promises or inducements contrary to the terms of this Agreement, the Employment Agreement and the Supplemental Release exist. This Agreement cannot be changed or terminated orally. Should any provision of this Agreement be held invalid, illegal or unenforceable, it will be deemed to be modified so that its purpose can lawfully be effectuated and the balance of this Agreement will be enforceable and remain in full force and effect.

(b)       This Agreement is not intended, and will not be construed, as an admission by the Company that it has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against Executive.

(c)       This Agreement will extend to, be binding upon, and inure to the benefit of the parties and their respective successors, heirs and assigns.

(d)       This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to any choice of law or conflict of law, principles, rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(e)       This Agreement may be executed in any number of counterparts each of which when so executed will be deemed to be an original and all of which when taken together will constitute one and the same agreement.

7.          ACKNOWLEDGEMENTS. Executive acknowledges that he: (a) has carefully read this Agreement in its entirety; (b) has had an opportunity to consider it for at least twenty-one (21) days; (c) is hereby advised by the Company in writing to consult with an attorney of his choosing in connection with this Agreement; (d) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with his independent legal counsel, or had a reasonable opportunity to do so; (e) has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; (f) understands that he has seven (7) days in which to revoke this Agreement (as described in Section 8) after signing it and (g) is signing this Agreement voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.

8.           ACCEPTANCE. Executive may accept this Agreement by signing it and returning it to:

Paul C. Hughes

Hospitality Investors Trust

Park Avenue Tower

65 East 55th Street, Suite 801

New York, NY 10022

within twenty-one (21) days of his receipt of the same. After executing this Agreement, Executive will have seven (7) days (the “Revocation Period”) to revoke this Agreement by indicating his desire to do so in writing delivered to Paul C. Hughes at the address above (or by e-mail at phughes@hitreit.com) by no later than 5:00 p.m. EST on the seventh (7th) day after the date he signs this Agreement. The effective date of this Agreement will be the eighth (8th) day after Executive signs this Agreement (the “Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event Executive does not accept this Agreement as set forth above, or in the event he revokes this Agreement during the Revocation Period, this Agreement, including but not limited to the obligation of the Company to provide the Severance Benefits, will be deemed automatically null and void.

[The remainder of this page intentionally blank]

IN WITNESS WHEREOF, the parties have executed this Separation Agreement and General Release as of the day and year set forth beneath their signatures below.

EXECUTIVE

By:	/s/ Edward T. Hoganson

Name:	Edward T. Hoganson

Date:	May 9, 2019

Hospitality Investors Trust, Inc.

By:	/s. Jonathan P. Mehlman

Name:	Jonathan P. Mehlman

Title:	President and Chief Executive Officer

Date:	May 9, 2019

EXHIBIT A

Supplemental Release

Reference is made to my Separation Agreement and General Release (“Agreement”) with Hospitality Investors Trust, Inc. (the “Company”) dated as of May __, 2019.

By executing this Supplemental Release, I hereby agree to extend my general release of Claims (as defined in the Agreement) in accordance with the Agreement to be effective through the date below, and affirm and represent that the representations and covenants in the Agreement are true as if made on the date hereof. Accordingly, subject only to the limitations expressly set forth in the Agreement, I hereby completely, forever, irrevocably and unconditionally release and discharge, to the maximum extent permitted by law, the Releasees (as defined in the Agreement) from any and all Claims arising or relating to any matter up to and including the date I sign this Supplemental Release.

By:
Name:	Edward T. Hoganson
Date: